Exhibit 4.4

DESCRIPTION OF SOUTH STATE CORPORATION CAPITAL STOCK

References to “we,” “us” or “our” and the “Company” herein refer to South State Corporation, a South Carolina corporation.

This summary does not purport to be complete and is subject to and is qualified in its entirety by reference to our amended and restated articles of incorporation, as amended (“Articles of Incorporation”) and our amended and restated bylaws (“Bylaws”), each of which is incorporated herein by reference as an exhibit to our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”) of which this Exhibit 4.4 is a part.  We encourage you to read our Articles of Incorporation and our Bylaws,  which are incorporated herein by reference,  and the applicable provisions of the South Carolina Business Corporation Act.

General

Our Articles of Incorporation authorize the issuance of capital stock consisting of 80,000,000 shares of common stock, par value $2.50 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.  As of December 31, 2019, we had 33,744,385 shares of common stock outstanding and had reserved for issuance 176,888 shares underlying options that are or may become exercisable at an average price of $67.14 per share. In addition, as of December 31, 2019, we had the ability to issue 961,355 shares of common stock pursuant to options and restricted stock that may be granted in the future under our existing equity compensation plans.  As of December 31, 2019, we had no shares of preferred stock issued and outstanding.

Pursuant to the provisions of the South Carolina Business Corporation Act, any outstanding shares of capital stock of the Company reacquired by it would be considered authorized but unissued shares. The authorized but unissued shares of our common stock and preferred stock are available for general purposes, including, but not limited to, the possible issuance as stock dividends, use in connection with mergers or acquisitions, cash dividend reinvestments, stock purchase plans, public or private offerings, or our equity compensation plans.  Except as may be required to approve a merger or other transaction in which additional authorized shares of common stock would be issued, no shareholder approval will be required for the issuance of those shares.

Common Stock

General

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on The NASDAQ Global Select MarketTM under the symbol “SSB”.

Voting Rights

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of common shareholders, including the election of directors. The holders of our common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of preferred stock.

There is no cumulative voting in the election of directors. The holders of a majority of the votes cast by our common shareholders at a meeting in which a quorum is present can elect all of the directors then standing for election.

When a quorum is present at any meeting, matters other than the election of directors will generally be approved if the votes cast in favor of the matter exceed the votes against the matter, except with respect to matters requiring the vote of a greater number of affirmative votes under applicable South Carolina law or our Articles of Incorporation.

Our Articles of Incorporation, Bylaws and the South Carolina Business Corporation Act provide certain provisions that may limit shareholders’ ability to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain Articles of Incorporation and Bylaws Provisions.”

Dividends, Liquidation and Other Rights

We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations imposed by law. Holders of shares of common stock are entitled to receive dividends only when, as and if approved by our board of directors from funds legally available for the payment of dividends. If we issue preferred stock, the holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends.

Our common shareholders are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any series of our preferred stock that may then be outstanding.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Our board of directors may issue additional shares of our common stock or rights to purchase shares of our common stock without the approval of our shareholders.

Transfer Agent and Registrar

Subject to compliance with applicable federal and state securities laws, our common stock may be transferred without any restrictions or limitations. The transfer agent and registrar for shares of our common stock is Computershare, Inc.

Preferred Stock

Our board of directors, without shareholder approval, is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. Our board of directors is also authorized to fix,  before the issuance thereof, the designation, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock. Accordingly, our board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock and, under certain circumstances, discourage an attempt by others to gain control of the Company.

The creation and issuance of any additional series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend on, among other things, our future capital needs, then existing market conditions and other factors that, in the judgment of our board of directors, might warrant the issuance of preferred stock.

No shares of preferred stock are issued and outstanding as of December 31, 2019.

Anti-Takeover Effects of Certain Articles of Incorporation and Bylaws Provisions

Our Articles of Incorporation and Bylaws, in addition to the South Carolina Business Corporation Act, contain certain provisions that could make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. Several of these provisions are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with our board of directors.

The following description of certain provisions of our Articles of Incorporation and Bylaws that may have anti-takeover effects is a summary only and is subject to, and is qualified by reference to, applicable provisions of our Articles of Incorporation and our Bylaws as well as applicable provisions of the South Carolina Business Corporation Act.

Staggered Board of Directors

Our Articles of Incorporation provide for a staggered board, to which approximately one-third of our board of directors is elected each year at our annual meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms. Our staggered board of directors has the effect of making it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Such a delay may help ensure that our directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of our shareholders.

The provisions of our Articles of Incorporation regarding the staggered board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. The staggered board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the staggered board of directors may discourage accumulations of large blocks of our stock by purchasers whose objective is to take control of us and remove a majority of our board of directors, the staggered board of directors could tend to reduce the likelihood of fluctuations in the market price of our common stock that might result from accumulations of large blocks of our common stock for such a purpose. Accordingly, our shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

Supermajority Vote Required for Removal of Directors

Our Articles of Incorporation provide that a director may be removed with or without cause by the affirmative vote of the holders of at least 80% of our outstanding common shares.

Factors to be Considered in Certain Transactions

Our Articles of Incorporation provide that, when evaluating any proposed plan of merger, consolidation, exchange or sale of all, or substantially all, of our assets, the board of directors shall consider the interests of our employees and the community or communities in which we and our subsidiaries do business in addition to the interest of our shareholders.

Supermajority Vote Required if the Board Does not Recommend in Favor of Certain Transactions

Our Articles of Incorporation provide that a merger, exchange or consolidation of the Company with, or the sale, exchange or lease of all or substantially all of our assets to, any person or entity (referred to herein as a “Fundamental Change”), must be approved by the holders of at least 80% of our outstanding voting common stock if the board of directors does not recommend a vote in favor of the Fundamental Change. In addition, the Articles of Incorporation further provide that a Fundamental Change involving a shareholder that owns or controls 20% or more of our common shares at the time of the proposed transaction (a “Controlling Party”) must be approved by the holders of at least (i) 80% of our outstanding common shares, and (ii) 67% of our outstanding common shares held by shareholders other than the Controlling Party, unless (x) the transaction has been recommended to the shareholders by a majority of the entire board of directors or (y) the consideration per share to be received by our shareholders generally is not less than the highest price per share paid by the Controlling Party in the acquisition of its holdings of our common stock during the preceding three years (which we sometimes refer to as the “fair price” provision) . The approval by the holders of at least 80% of our outstanding common shares is required to amend or repeal these provisions contained in our Articles of Incorporation.  If the 80% and 67% vote requirements described above do not apply because the board of directors recommends the transaction or the consideration satisfies the fair price provision, as applicable, then pursuant to the provisions of the South Carolina Business Corporation Act, the Fundamental Change generally must be approved by two-thirds of the votes entitled to be cast with respect thereto.  A special or annual shareholders meeting called to consider a vote in favor of a merger or consolidation of the

Company with, or a sale, exchange or lease of substantially all of the assets of the Company to,  any person or entity, which is not recommended by our board of directors, must have in attendance in person or by proxy holders of 80% of the common shares outstanding and entitled to vote for a quorum for the conduct of business to exist.

Supermajority Vote Required for Certain Amendments to the Articles of Incorporation

Our Articles of Incorporation include a requirement that a change to our Articles of Incorporation relating to the structure of our board of directors or to certain other specified provisions that could have anti-takeover effects (including provisions relating to issuing our capital stock; the approval of certain business combinations not approved by our board of directors; and amendments to our Bylaws by shareholders) must be approved by the affirmative vote of holders of 80% of the common shares outstanding and entitled to vote.

Amendments to Bylaws by the Board of Directors or a Supermajority of Shareholders

Our Bylaws may be amended either by a majority of the entire board of directors of the Company or by a vote of the holders of at least 80% of out outstanding common shares entitled to vote.

Action by Written Consent of the Shareholders Would Require Unanimous Consent

Under our Bylaws, the Company’s shareholders may act without a shareholder meeting by written consent. However, under the South Carolina Business Corporation Act, such a written consent must set forth the action so taken and be signed by the holders of all our outstanding shares entitled to vote upon such action or their attorneys-in-fact or proxy holders.

Limitation of Personal Liability of Officers and Directors

Our Articles of Incorporation provide for the elimination or limitation of director liability for monetary damages to the maximum extent allowed by South Carolina law.

Indemnification of Directors and Officers and Insurance

Our Bylaws provide for the indemnification of any current and former directors to the fullest extent authorized by law. We may advance reasonable expenses to directors, provided that if required by law, such advancement of expenses shall only be made if the director seeking such advancement provides us with a written affirmation of his or her good faith belief that he or she met the standard of conduct required by law and a written undertaking to repay the advance if it is ultimately determined that he or she did not meet that standard of conduct. Our Bylaws further provide that we may, to the extent authorized from time to time by our board of directors, grant rights of indemnification and the advancement of expenses to any officer, employee or agent of the Company consistent with the other provisions of our Bylaws concerning the indemnification and advancement of expenses to our directors.

Our Bylaws provide that we may maintain insurance, at our expense, to protect us and any director, officer, employee or agent of ours or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under applicable law.

Authorized but Unissued Preferred Stock

The authorization of the preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change in control. Shares of the preferred stock may also be sold to third parties that indicate that they would support the board of directors in opposing a hostile takeover bid. The availability of the preferred stock could have the effect of delaying a change in control and of increasing the consideration ultimately paid to our shareholders.  Our board of directors may authorize the issuance of preferred stock for capital-raising activities, acquisitions, joint ventures or other corporate purposes that have the effect of making an acquisition of the Company more difficult or costly, as could also be the case if our board of directors were to issue additional common stock for such purposes.

Business Combinations with Interested Shareholders

The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a “business combination” (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation’s board of directors before the 10% shareholder’s share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose Articles of Incorporation contain a provision electing not to be covered by the law. Our Articles of Incorporation do not contain such an opt-out provision, though our Articles of Incorporation could be amended to include such an opt-out provision.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our Bylaws establish advance notice procedures with regard to shareholder proposals. Our Bylaws generally provide that, in connection with an annual meeting of shareholders, a shareholder generally must submit notice of such shareholder’s proposal or director nominations not earlier than 120 days and not later than 90 days prior to the first anniversary of the preceding year’s annual meeting. In connection with any such notice, a shareholder must provide certain information, including: (i) the shareholder’s name and address; (ii) information about the shareholder’s stock ownership in the Company and certain interests and relationships; (iii) a description of the business the shareholder desires to bring before the meeting if the notice relates to business other than the nomination of directors; and (iv) information with respect to the proposed director nominees if the business relates to the nomination of directors. We may reject a shareholder proposal that is not made in accordance with the procedures set forth in our Bylaws. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on our board of directors or propose other business to be brought before an annual meeting.

Exclusive Forum Provision

Our Bylaws contain an exclusive forum provision.  Under such provision, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or its shareholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the South Carolina Business Corporation Act or our Articles of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine shall be a state court located within the State of South Carolina (or, if no state court located within the State of South Carolina has jurisdiction, the federal district court for the District of South Carolina).  This exclusive forum bylaw is intended to assist us in avoiding costly and unnecessary sometimes lawyer-driven litigation, where multiple lawsuits are being filed in multiple jurisdictions regarding the same matter.  By limiting the ability of third parties and our shareholders to file lawsuits relating to intracorporate disputes in the forum of their choosing, this exclusive forum bylaw could increase the costs to a plaintiff of bringing such a lawsuit and could have the effect of deterring such lawsuits, which could include potential takeover-related lawsuits.